Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)
Form S-8 (No. 333-270507) pertaining to the 2023 Long Term Incentive Plan of Atlas Energy Solutions Inc., and
(2)
Form S-3 (No. 333-279434) of Atlas Energy Solutions Inc.;

of our reports dated February 25, 2025, with respect to the consolidated financial statements of Atlas Energy Solutions Inc. and the effectiveness of internal control over financial reporting of Atlas Energy Solutions Inc. included in this Annual Report (Form 10-K) of Atlas Energy Solutions Inc. for the year ended December 31, 2024.

/s/ Ernst & Young LLP

Austin, Texas

February 25, 2025